Exhibit 10.1

Confidential

December 13, 2006

David Whalen

1906 Wasach Dr

Longmont, CO 90501

Dear David:

We are pleased to offer you employment with Carrier Access Corporation (“Carrier Access”).

The terms of your position with are set forth below.

1.	Position

Your position will be Executive Vice President—Worldwide Customer Sales and Service, located at Company headquarters in Boulder, Colorado, with appropriate travel to all Carrier Access development centers, partners, and customers as required. You will report directly to the Executive Vice President & Chief Operating Officer of Carrier Access.

During the term of your employment in this position, you will not render commercial or professional services of any nature to any other person or organization, whether or not for compensation, without the prior written consent of the Chairman and Chief Executive Officer.

2.	Start Date

It is anticipated that your start date with Carrier Access will be January 2, 2007.

3.	Proof of Right to Work

Pursuant to federal immigration law, you will be required to provide Carrier Access documentary evidence of your identity and eligibility for employment in the United States of America. Such documentation must be provided to us within three (3) business days of your Start Date or our employment relationship with you may be terminated.

4.	Compensation

a)	Base Salary

You will be paid a bi-weekly salary of $10,576.92 pursuant to Carrier Access’s regular payroll schedule. This bi-weekly salary times twenty-six (26) pay periods is equivalent to $275,000.00 annually.

b)	Incentive

Commencing with the Fiscal Year 2007, in addition to Base Salary, you will become eligible for participation in the Company’s commission or bonus program, with a target rate of 110% of your annual base salary. Your actual annual incentive payment may be below, at, or above target and will be based upon a combination of satisfactory completion of your objectives and the Company’s achievement level against financial and performance objectives set by the Board of Directors. The Board shall consider the recommendation of the Compensation Committee in determining such incentive amounts.

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c)	Stock Options

With the commencement of your employment, I will recommend to the Compensation Committee of the Carrier Access Board of Directors that you be granted a non-qualified stock option to purchase 225,000 shares of Carrier Access Common Stock (the “Option”). If approved, the Option will be granted with an exercise price equal to the fair market price per share of Carrier Access Common Stock based on your Start Date. After the approval by the Compensation Committee of the Board of Directors, you will receive the 1998 Stock Option Plan and Stock Option Agreement (“Agreement”). Vesting is described in the Agreement and will commence as of your Start Date. Please consult with the Chief Financial Officer for additional information.

5.	Benefits

You will receive standard Carrier Access benefits. Health benefits become effective on the first day of the month following your Start Date. If your start date is the first business day of the month, you become eligible for health benefits on that day.

6.	Paid Time Off

Carrier Access will provide you with PTO days (paid time off) and holidays. Currently there are eight (8) observed holidays. During your first year of employment, you will accrue twenty (20) PTO days accrued on a per pay period basis (159.9 hrs / 26 pay periods = 6.15 hrs accrued each pay period). Our maximum accrual total is 240 hours, which means that if that maximum is reached, no additional hours will accrue until the total goes below 240.

7.	Confidential Information and Employer Protection Agreement/Insider Trading Policy

Your acceptance of this offer and commencement of employment is contingent upon the execution and delivery of the Employer Protection Agreement, which is enclosed. This document must be read, executed, and delivered to Carrier Access prior to your Start Date. In addition, please note that as a condition of employment, you will be required to adhere to Carrier Access’ Insider Trading Policy.

8.	Confidentiality of Offer Terms

You agree to follow Carrier Access’ strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this offer letter, regarding salary, bonuses, or stock option allocations to any person, including other Carrier Access employees, provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide individual legal, tax or accounting advice.

9.	Non-Solicitation

In consideration of your employment with Carrier Access, you agree that beginning with the date of this letter and continuing until one year after the date of termination, you, either for yourself or for any other person or entity, will not directly or indirectly, solicit, induce, or attempt to induce any employee of Carrier Access to terminate his or her employment with Carrier Access. It will be deemed a violation of this provision if you request any recruitment firm to initiate contact with any employee of Carrier Access.

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10.	TERMINATION.

a.	FOR CAUSE: Company may, at any time, terminate your employment for “Cause”. For purposes of this provision, termination for “Cause” shall include, but not be limited to, termination for the following reasons:

(i)	indictment for, pleading nolo contendere to, or conviction of a felony involving dishonesty, theft, fraud, violent conduct, breach of trust, or unethical business conduct;

(ii)	theft or intentional misappropriation of funds, trade secrets or other proprietary property of the Company;

(iii)	conduct which constitutes illegal, fraudulent, dishonest or unethical dealings with the Company, officers, directors, clients, customers and/or vendors;

(iv)	failure to comply with applicable laws or regulations of any government agency regulating the business of the Employer;

(v)	any action or inaction which has a material adverse effect on the Company and which is not or cannot be cured within thirty (30) days after notice from the Board of Directors of the Company thereof;

(vi)	unsatisfactory performance which is unrelated to significant market conditions that impede reasonable performance expectation, acts of God, war or terrorism and/or decisions by the Chairman of the Board, the Chief Executive Officer or the President of the Company to substantially change the scope, direction or business operations of the Company, after prior notice and a ninety (90) day opportunity to cure the unsatisfactory performance in accordance with the Company’s policies;

(vii)	willful misconduct, such as sexual harassment or other discriminatory behavior; or

(viii)	discovery that you have falsified you employment history or background prior to employment.

“Cause” indicates the Company’s good faith belief that cause exists.

b.	WITHOUT CAUSE. Your employment with Carrier Access is at will and either you or the Company may terminate the relationship at any time for any reason.

(i)	BY THE COMPANY. Company may terminate your employment without Cause at any time for any reason or for no reason. In such event, at the election of the Company, you shall continue to render your services up to the date of termination.

(ii)	BY YOU. You may voluntarily terminate your employment or resign upon thirty (30) days written notice to Company for any reason. In such event, at the election of the Company, you shall continue to render your services up to the date of termination.

11.	OBLIGATIONS OF COMPANY UPON TERMINATION.

a.	SALARY UPON TERMINATION BY COMPANY WITHOUT CAUSE. In the event that your employment is terminated

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by the Company without Cause, provided that you sign a release of legal actions substantially in the form set forth at Exhibit A, at the time of termination, and confirmation of your agreement to be bound by the non-compete terms set forth at Exhibit B, you will receive six (6) month’s base salary in lieu of any severance based upon your base salary or target incentive payment or other amounts which may otherwise be due to you by the Company. It is acknowledged and agreed that reasonable changes to Exhibit B may be made by the Company at any time to revise the list of competitors and to otherwise update the non-compete terms.

The foregoing amount shall be the entire amount due for termination by the Company without Cause, and such amount may be paid in lump sum or, at the Company’s election, over the six (6) month period following the termination date in equal installments in accordance with the Company’s regular payroll periods.

Termination by the Company for Cause, or termination by reason of your voluntary termination or resignation, death or disability shall be treated as a termination For Cause for purposes herein and the foregoing amount shall not be payable.

b.	OPTIONS UPON TERMINATION AND CHANGE OF CONTROL. If there is a Change in Control (as defined below), and your employment is terminated within two (2) months before or six (6) months following the effective date of the Change of Control for any reason other than (i) by the Company for Cause (as defined above) or (ii) your voluntary resignation or termination, AND provided that you sign a release in the form set forth at Exhibit A and confirm your agreement to be bound by the non-compete terms set forth at Exhibit B, any remaining unvested options that have been granted to you shall become fully vested on the effective date of your termination hereunder and become exercisable for all or any portion of those shares as fully-vested shares of Common Stock. Each such option accelerated in connection with a Change of Control shall remain exercisable until the expiration or sooner termination of the respective option term. This accelerated vesting shall be in lieu of any cash severance based upon your base salary or target incentive cash payment or other amounts which may otherwise be due to you hereunder, and shall be the entire amount due for termination by the Company if there is a Change in Control (as defined below) and your employment is terminated by the Company without Cause within two (2) months before or six (6) months following the effective date of the Change of Control (as defined below).

Termination by reason of your voluntary termination or resignation, death or disability shall be treated as a termination For Cause for purposes of this Section 11 and the foregoing acceleration shall not be made.

CHANGE OF CONTROL. For purposes hereunder, “Change of Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i)	a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction.

(ii)	any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets, or

(iii)	the acquisition, directly or indirectly by any person or related group of persons (other than the Company

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or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board recommends such stockholders accept.

c.	GROSS UP PAYMENT. Anything herein to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of you would be subject to excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by you with respect such excise tax, then you shall be entitled to receive an additional payment (“Gross Up Payment”) equal to the amount of the excise tax and penalties related thereto together with any additional excise tax, income taxes and penalties as a consequence of the Gross Up Payment.

d.	SOLE REMEDY AND TERMINATION OF PAYMENTS. This Section sets forth the entire amounts payable to you upon termination of your employment with the Company. In no event will any severance, option vesting acceleration, or other amount be payable to you due to termination by the Company for Cause or for termination by reason of your voluntary termination or resignation, or your death or disability. The foregoing shall be construed and enforced in compliance with federal and state law regarding disability, including the Family Medical Leave Act (FMLA). In addition to any and all other remedies that the Company have available to it under law and at equity, including any remedies set forth in the Employer Protection Agreement and the 1998 Stock Option Plan, if, following the termination of your employment with Company, you are found by a court of competent jurisdiction to have materially breached the provisions contained in Sections 7 or 9 above, including but not limited to the terms of Exhibit B, Company’s obligation to make any further payments or provide any further benefits to you shall be deemed to have terminated as of the date of such material breach and you shall be obligated to return any and all payments received since such date.

Management reserves the right to change employee status. The statements contained in this letter are not intended to constitute a contract of employment, either express or implied.

In the event any of the foregoing or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions shall be unimpaired, and shall continue in full force and effect.

If you have any questions, please feel free to call Karen Grimstvedt our Employment Manager. We trust that you will find employment at Carrier Access to be exciting, interesting and challenging. You will be a welcome addition to our team.

Sincerely,

/s/ ALLEN SNYDER
Allen Snyder
COO
Carrier Access

To indicate your acceptance of employment with Carrier Access, please sign and date this letter in the space provided below and return it along with a signed and dated copy of our Employer Protection Agreement by December 22, 2006. This offer letter and the Employer Protection Agreement set forth the terms of your employment and supercede any prior representations or agreements whether written or oral.

5395 Pearl Parkway • Boulder, CO 80301 • 303.442.5455 • Fax 303.443.5908 • http://www.carrieraccess.com

Confidential

I, David Whalen , acknowledge that I have received this offer of employment and the Employer Protection Agreement and anticipate my start date to be not later than Monday, January 2, 2007.

Accepted:

/s/ DAVID WHALEN	12-16-06
David Whalen	Date

5395 Pearl Parkway • Boulder, CO 80301 • 303.442.5455 • Fax 303.443.5908 • http://www.carrieraccess.com

Confidential

EXHIBIT A

Form of Release

This general release of claims (“Release”) is being executed pursuant to the terms set forth above relating to Employment terms between me and the Company (the “Agreement”), which Agreement I have willingly executed. Certain capitalized terms used in this Release are defined in the Agreement.

I hereby confirm my obligations under the form of the Company’s Employer Protection Agreement including the Non-Compete Terms as set forth in Exhibit B of the Agreement, which I have previously signed.

I, on behalf of myself and my heirs, estate, executors, administrators, successors and assigns, do hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than my rights under the Agreement and any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, the federal Age Discrimination in Employment Act of 1967 (“ADEA”), the federal Employee Retirement Income Security Act of 1974, the federal Rehabilitation Act of 1973, the federal Americans with Disabilities Act of 1990, the federal Fair Labor Standards Act, the federal Family Medical Leave Act, and any amendments to the foregoing laws; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement, its bylaws or applicable law.

I agree that the claims released pursuant to this Release include all claims against individual employees, officers or directors of Carrier Access, whether or not such employees, officers or directors were acting within the scope of their employment.

At Carrier Access’s request, I agree to cooperate fully in connection with any legal matter, proceeding or action relating to Carrier Access.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (b) I have the right to consult with an attorney prior to executing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following my execution of this Release to revoke the Release; and (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.

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EXHIBIT B

Non-Compete Terms

1.	UPON TERMINATION BY THE COMPANY WITHOUT CAUSE. If your employment is terminated by the Company without Cause (as set forth in Sections 10 and 11 of your employment offer letter), the Company has agreed to continue to pay six (6) month’s base salary in lieu of any severance based upon your base salary or target incentive cash bonus payable or other amounts which may otherwise be due to you by the Company.

2.	UPON TERMINATION AND CHANGE OF CONTROL. If there is a Change in Control (as defined in Section 11(b) of your employment offer letter), and your employment is terminated by the Company without Cause within two (2) months before or six (6) months following the effective date of the Change of Control, the Company has agreed that your unvested options shall become fully vested on the effective date of Your termination, all as more fully provided in §11 of your employment offer letter.

3.	NON-COMPETITION AND NON-SOLICITATION. In your role as Executive Vice President—Worldwide Customer Sales and Service at the Company, you acknowledge that you will have acquired knowledge of sensitive and confidential information relating to product development road maps, marketing plans, competitive plans and pricing strategies and trade secrets (the “Confidential Information”). Were you to directly or indirectly be engaged in any business in direct competition with the Company or its subsidiaries, you acknowledge that Confidential Information could readily be used by you and provide the competing business with a significant competitive advantage against the Company. Therefore, as a necessary condition to your entitlement to such payments under §11 of the offer letter, you agree that during your employment with the Company and for a period ending twelve (12) months from the termination of your employment with the Company (“Covenant Period”), you will not to compete with the Company as more fully described below. Should you violate the terms of your offer letter, including full compliance with the terms of §7, §9 and those terms specifically set forth below, the Company shall not be required to make any future payments to you and it shall be entitled to recover prior payments made to you during your employment and pursuant to §11 of the offer letter.

A.	NON-COMPETE. During the Covenant Period, you shall not within the Covenant Area (as defined below) in any manner, directly or indirectly, including through another person, firm, corporation, partnership, joint venture, trust, sole proprietorship, unincorporated business association, limited liability company, or other entity (collectively, “Other Persons”):

i.	Operate, engage, or participate (including as an owner, operator, investor, employee, agent, officer, stockholder, director, partner, member, principal, proprietor, manager, trustee, contractor, creditor, consultant, or in any other capacity whatsoever, hereinafter “in any capacity”) in the business of communications equipment design, development, and production and business activities conducted in furtherance thereof by the Company (or any of its affiliates) prior to termination of your employment with the Company (the “Business”), or perform in any capacity services for Other Persons which are competitive with the Business; or

ii.	Directly or indirectly through one or more affiliated persons or entities own beneficially or otherwise in whole or part any interest in any business which, in any capacity, engages or participates in a competitive business with the Business.

For purposes herein, it is specifically agreed that the following entities shall be considered as being competitive with the Business, without limitation: small independent system integrators that engage or participate in a competitive business with the Business; private and public companies that engage or participate in a competitive business, including but not limited to, Adtran, Inc., Audiocodes, Cisco Systems, Inc., Eastern Research, Inc., Lucent Technologies, Inc., Natural Microsystems, RAD, Sycamore Networks, Telco Systems, Inc., Tellabs, Inc., Zhone Technologies, Inc. (or any of their subsidiaries or affiliates controlled by or under common control with the respective entity or any business, division, or product group thereof); and such other companies or entities as identified in the Company’s SEC 10Q and 10K filings during your employment and within twelve (12) months thereafter. A company or entity shall be considered to be competitive to the Company if any of its business,

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divisions, or product groups is engaged in or has taken concrete steps toward engaging in the business of providing development, sales, manufacturing services, software or installation and services for data networking, transport and backhaul products for communications service providers for use in wireline or wireless networks, either as being carried on or developed by the Company or its affiliates as of the date of your termination and for twelve (12) months thereafter.

You shall be deemed in violation of this Exhibit B and the terms of the offer letter if you: (i) engage in a business competitive with the Business, or any part thereof, in the Covenant Area, in any capacity, whether or not for compensation, and whether for your own account or for that of one or more Other Persons; or (ii) hold legal or beneficial interest, in any capacity, in any Other Persons engaged in a business competitive with the Business in the Covenant Area; or (iii) in any capacity, carry on or engage in any activities or negotiations with respect to the organization, formation, acquisition, or the disposition of a business competitive with the Business in the Covenant Area; or (iv) give advice related to the Business, in any capacity, to any Other Persons engaging in a business competitive with the Business in the Covenant Area; or (v) lend or allow your name or reputation to be used in a business competitive with the Business in the Covenant Area; or (vi) solicit, divert, or attempt to divert from the Company (or any affiliates) any business constituting, or any customer of, or any supplier of, any part of the Business conducted by the Company (or any affiliates) in the Covenant Area; or (vii) allow your skill, knowledge, or experience related to the Business to be used in a business competitive with the Business in the Covenant Area. Notwithstanding the foregoing, you may own, directly or indirectly, securities of any entity traded on any national securities exchange or automated quotation system if you are not a controlling person of, or a member of a group which controls such entity, and you do not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, without regard to the sixty (60) day period referred to in Rule 13d-3(d)(1)(i)), one percent (1.0%) or more of any class of securities of such entity.

Covenant Area. For the purposes herein, the term “Covenant Area” shall be and mean all cities, counties, states, and countries in North America, South America, Asia, Middle East and Europe, in which the business of the Company or its affiliates is then being conducted, its services are being provided or its products are being sold.

B.	NON-SOLICITATION. In addition to the foregoing, you shall not during the Covenant Period, as defined above, induce or attempt to induce any person (i) engaged or employed currently or within the prior twelve (12) months (whether part-time or full-time) by any of the Company (or any of its Affiliates), in any capacity, to leave the employ of or engagement with any of the Company (or any of its Affiliates), or to cease providing the services to or on behalf of any of the Company (or any of its Affiliates), then provided by such person, or in any other manner seek to engage or employ any such person (whether or not for compensation) in any capacity, or (ii) that is then or has been within the twelve (12) months prior to your cessation of employment with the Company a customer or supplier with respect to the Business to do business with any other persons or entities so as to interfere, in any way, directly or indirectly, with the business relationship between any of the Company (or any of its Affiliates)and any of their customers or suppliers.

You acknowledge that the Company may be irreparably harmed if you default in your obligations under this Exhibit B and that it would be extremely impracticable to measure the resulting damages. Accordingly, the Company, in addition to any other available rights or remedies, may sue in equity for specific performance to enforce its rights under this Exhibit B, and you expressly waive the defense that a remedy in damages will be adequate for such a default.

The parties intend that the covenants and agreements contained in this Exhibit B and the offer letter shall be deemed to be a series of separate covenants and agreements. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included in this Exhibit B and the offer letter, then such unenforceable covenants shall be deemed eliminated from the provisions herein for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. If any one or more of the covenants contained in this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, the parties request that the applicable court construe it by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as then in effect.

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